Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
THIS AGREEMENT (“Agreement”), dated January 19, 2011, is entered into by and between Premier Exhibitions, Inc. (the “Employer”), a corporation organized under the laws of the State of Florida and having its principal place of business at 3340 Peachtree Rd NE, Suite 900, Atlanta, Georgia 30326, and John Arthur Stone (the “Employee”).
WHEREAS, the Employee has tendered his resignation from the Employer, effective January 19, 2011;
WHEREAS, subject to the Employee entering into this Agreement, the Employer has agreed to engage the Employee on a consulting basis and make certain payments to the Employee as set forth herein in consideration of the Employee’s consulting services described herein;
WHEREAS, the Employee and the Employer desire to accomplish the Employee’s separation from employment in an amicable manner;
WHEREAS, the Employer and the Employee wish to settle all differences between them relating to the Employee’s employment with the Employer and the cessation thereof without any admission of liability;
NOW, THEREFORE, in consideration of the payment(s) set forth below, less any federal, state, and local withholdings, the sufficiency of which consideration is hereby acknowledged, the Employee hereby agrees as follows:
1. The Employee acknowledges that his employment with the Employer has ended effective January 19, 2011 (the “Separation Date”).
2. (a) Although the Employee has voluntarily resigned, and the Employer has no policy or procedure that requires payment of any severance benefits, the Employer agrees to pay the Employee as follows in consideration for the Employee’s written assent to the terms set forth in this Agreement (including, without limitation, the release provisions and the waiver in Paragraphs 3 and 4 below, respectively) and for the timely and satisfactory performance of the Consulting Services set forth below, provided that the Employee satisfies the terms and conditions of this Agreement and the Covenants Agreement attached as Exhibit A hereto, and provided further that the Employee does not revoke his execution of this Agreement (and the waivers contained herein) pursuant to the seven day revocation period as described in Paragraph 20 below:
A. Consulting Compensation.
In consideration of the Consulting Services (as defined in Section B. below) to be provided to the Employer as set forth below, the Employer shall compensate the Employee as follows (collectively, the “Consulting Compensation”):
(i)	Pay the Employee the gross amount of Eighty Thousand Dollars ($80,000), less federal, state, and local withholdings, payable in equal installments over eight (8) pay periods in accordance with the Employer’s regular payroll practices, commencing on the first pay date after the Effective Date (as defined in Paragraph 20 below). The Consulting Compensation will be subject to offset by the Employer to the extent that the Employee owes amounts to the Employer and has not remitted such payments.

(ii)	Reimburse the Employee’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums under the Company’s major medical group health plan on a monthly basis, commencing on the Effective Date and upon submission of paid receipts by the Employee, for the shorter of the following periods: (1) four (4) calendar months; or (2) the period until the Employee is covered by a medical group health plan through employment with a third party.

(iii)	Accelerate the vesting of the next tranche of Twenty-Five Thousand (25,000) shares of restricted stock that were granted to the Employee pursuant to his Employment Agreement, such that such shares shall become vested as of the Effective Date, provided that such shares shall bear a restrictive legend and be subject to the Employer’s Insider Trading Policy during the Consulting Term and as otherwise deemed appropriate by the Employer’s General Counsel and/or President and CEO.

(iv)	The Employer’s obligations listed in (i) through (iii) above will terminate immediately upon any breach by the Employee of this Agreement or the Covenants Agreement.
B. Consulting Services.
For a period of sixteen (16) weeks, commencing on the Effective Date (the “Consulting Term”), the Employee will provide the following services (the “Consulting Services”): such consulting services as the Company’s Board of Directors (the “Board”) and/or President and CEO shall reasonably request from time to time (it being agreed that up to twenty (20) hours per week shall be deemed reasonable), including without limitation, assistance regarding the transition of the new Chief Financial Officer of the Company (the “Consulting Services”). The Employee will at all times during the Consulting Term be an independent contractor of the Employer, and shall have no authority, nor shall the Employee represent to any person or entity that he has authority, to bind the Employer in any matter without the prior written consent of the Board. During the Consulting Term, the Employee shall be entitled to make his services available to, and perform work for, other companies, subject to his obligations in this Agreement and the Covenants Agreement.
(b) On the next pay date following the date hereof, or as soon as reasonably practicable thereafter, the Employer will pay the Employee all accrued salary. The Employee is entitled to this payment regardless of whether or not he signs this Agreement.

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(c) The Employee acknowledges that, except as expressly provided in this Agreement, he will not receive any additional compensation, severance, or benefits after the Separation Date, excluding any claims of unemployment.
(d) The Employee agrees that, within ten (10) days after the Separation Date, the Employee will submit a final documented expense reimbursement statement reflecting all business expenses the Employee incurred, if any, for which he seeks reimbursement. The Employer will reimburse the Employee for these expenses pursuant to its regular business practice.
(e) Within seven (7) days after the Separation Date, the Employee will return to the Employer all Employer documents (and all copies thereof) and other Employer property in the Employee’s possession at any time, including, but not limited to, the Employer files, notes, drawings, records, designs, work-in-progress, business plans and forecasts, financial information, specifications, computer-recorded information, passwords, tangible property (including, but not limited to, computers, cell phones, pagers, pda’s), credit cards, entry cards, identification badges, and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Employer (and all reproductions thereof).
3. In consideration of the Employer’s execution of this Agreement and its agreement to pay the Consulting Compensation set forth in Paragraph 2(a), the Employee voluntarily agrees to release, discharge and indemnify the Employer and its affiliates, subsidiaries, successors, assigns (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing) (collectively, the “Released Parties”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with the Employee’s employment by and/or termination from the Employer. This release is intended by the Employee to be all encompassing and to act as a full and total release of any claims the Employee may have or have had against the Employer and/or the Released Parties from the beginning of the Employee’s employment with the Employer to the date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with OSHA and/or otherwise pertaining to workplace safety or either employment, employment discrimination and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status, or any military service or application for military service or any other category protected by law (including, without limitation, Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) [except for any vested benefits under any tax qualified benefit plan]; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Workers Adjustment and Retraining Notification Act; and The Fair Credit Reporting Act), and including any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. The Employee also releases the Released Parties from any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation or benefits except as set forth herein.

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4. Since the Employee is 40 years of age or older, the Employee is informed that he has or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2 (“GAAct”). The Employee agrees that, in consideration of the payment described in Paragraph 2, the Employee specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed. The Employee understands that rights or claims under the ADEA, OWBPA or GAAct which may arise after the date this Agreement is executed are not waived.
5. The Employee not only releases, discharges and indemnifies the Released Parties from any and all claims as stated above that he could make on his own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on the Employee’s behalf. The Employee also specifically waives any right to recover any damage awards as a member of any class in a case in which any claims against the Released Parties are made involving any matters arising out of the Employee’s employment with and/or termination of employment with the Employer.
6. Nothing in this Agreement will prohibit the Employee from cooperating with the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local governmental agency in any future investigation or other agency proceeding against the Employer, but the Employee acknowledges that this Agreement will bar him from recovering any funds in any such future investigative or other agency proceeding, including any brought by the EEOC or any other federal, state or local governmental agency. Subject to the Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, the Employee will cooperate with the Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which the Employee was involved or of which the Employee has knowledge as a result of the Employee’s employment with the Employer and/or any of the Released Parties.
7. The Employee’s execution of this Agreement operates as a complete bar and defense against any and all of the released claims against the Employer and/or any of the Released Parties. If the Employee or his heirs, successors, representatives, or assigns, should make any claims against the Employer and/or any of the Released Parties in a charge, complaint, action, claim, or proceeding (with the exception of claims to enforce this Agreement and claims not released herein), this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim, or proceeding, and the Employer and/or any of the Released Parties shall be entitled to and shall recover from the other party all costs incurred, including attorneys’ fees, in defending against any such charge, complaint, action, claim, or proceeding to the fullest extent.
8. This Agreement is for the purpose of settling all differences between the Employee and the Employer and is not an admission of any party of any liability or fault whatsoever.

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9. The Employee agrees that if he ever challenges the enforceability of this Agreement, the Employer shall be entitled to seek and receive repayment of all monies received in consideration for this Agreement. The Employee understands that if a court of competent jurisdiction should ultimately determine that this Agreement is unenforceable as against him, he will then be able to sue the Employer for such damages and other relief, but will have forfeited any and all rights to any monies previously provided to him hereunder.
10. The Employee agrees to keep the existence and terms of this Agreement in the strictest confidence and not reveal the terms of this Agreement to any persons except the Employee’s immediate family, attorney and financial advisors, provided they also agree to keep the information confidential. The Employee will cause such persons to observe the terms of this Paragraph, and will be responsible for any breach of this letter agreement by any of such persons. The provisions of this Paragraph shall be in effect for a period of two (2) years after the date of this Agreement. In addition, on the same date that the Employee signs this Agreement, the Employee shall sign the Covenants Agreement attached as Exhibit A hereto (“Covenants Agreement”). This Agreement shall not be effective unless the Employee signs the Covenants Agreement.
11. (a) The Employee agrees that he will not make or cause to be made, directly or indirectly, any oral statements or distribute any written materials that disparage or defame the Employer or its employees, officers, directors, products or services (including, without limitation, anything that is likely to be harmful to any of them or their business or personal reputation). The Employee agrees to never seek re-employment with the Employer. This Agreement gives good cause for the Employer to deny an application for employment. The Employee further agrees that if he is ever hired by the Employer in the future, this covenant gives good cause for the Employer to discharge him from employment at any time thereafter.
(b) The Employee agrees to cooperate with the Employer in its defense in any investigation, litigation or administrative proceeding regarding matters occurring during or relating to the Employee’s employment. The Employer shall fully reimburse the Employee for reasonable out-of-pocket expenses incident to such cooperation provided they are properly documented.
(c) In addition to the Employee’s resignation as Chief Financial Officer and notwithstanding the consulting services the Employee may provide to the Employer, this Agreement also represents the Employee’s resignation from any other positions that the Employee holds with the Employer or any of its subsidiaries or affiliates. The Employee agrees to execute all such documents evidencing his resignations as reasonably requested by the Employer.
12. No party to this Agreement, nor any attorney of either party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of its provisions, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement.
13. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

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14. The rights and benefits of this Agreement are personal to the Employee and no such right or benefit is subject to voluntary or involuntary assignment or transfer. The Employee agrees that any attempt by him to assign or transfer this Agreement is automatically null, void and without effect.
15. This Agreement and the Covenants Agreement attached hereto as Exhibit A sets forth the entire agreement between the parties concerning the matters discussed herein, and supersedes any and all prior agreements. In signing this Agreement, the Employee represents that he is not relying upon any oral promises made by anyone at the Employer.
16. Should any provision of this Agreement be declared to be invalid, the validity of the remaining parts, terms, or provisions shall not be affected and any invalid part, term, or provision shall be deemed not to be a part of this Agreement.
17. By signing this Agreement, the Employee further warrants that no promise or inducement has been offered to him/her to enter into this Agreement except as expressly set forth herein, that this Agreement is executed without reliance upon any statements or representations by the Employer except as expressly set forth herein, and that he executes this Agreement freely and voluntarily with full knowledge and understanding of its contents on the date indicated below.
18. This Agreement is a legally binding document and the Employee’s signature will commit the Employee to its terms. The Employer expressly advises and encourages the Employee to obtain legal advice before signing this Agreement. The Employee acknowledges that he has had an opportunity to thoroughly discuss all aspects of this Agreement with an attorney, that the Employee has carefully read and fully understands all of the provisions of this Agreement and that the Employee voluntarily enters into this Agreement.
19. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may be transmitted by facsimile or via PDF or other electronic files.
20. THE EMPLOYEE MAY CONSIDER THIS AGREEMENT FOR TWENTY-ONE (21) CALENDAR DAYS, FROM THE DATE HE/SHE FIRST RECEIVED THIS AGREEMENT, BEFORE SIGNING IT. THE EMPLOYEE IS EXPRESSLY ADVISED AND ENCOURAGED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EMPLOYEE’S SIGNING OF THIS AGREEMENT. If the Employee signs this Agreement within less than TWENTY-ONE (21) days, the Employee acknowledges that the Employer has provided the Employee such period within which to consider this Agreement and that he is signing voluntarily and with full knowledge of his rights, and the Employee will be deemed to have waived the full TWENTY-ONE (21) day review period. THE EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO THE EMPLOYER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER THE DATE THE EMPLOYEE SIGNS THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY REVOCATION PERIOD (THE “EFFECTIVE DATE”).

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ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CHRISTOPHER DAVINO, PRESIDENT AND CEO OF THE EMPLOYER, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AND RELEASE AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO THE PRESIDENT AND CEO OR HIS DESIGNEE (AND, IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER THE EMPLOYEE SIGNS THIS AGREEMENT AND DELIVERS IT TO THE EMPLOYER).
THE EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CALENDAR DAY CONSIDERATION PERIOD.
THE EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AND RELEASE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.
IN WITNESS WHEREOF, the parties, having read and understood this Agreement, voluntarily and with full knowledge agree to and execute this Agreement on the date indicated below.

AGREED TO AND ACCEPTED:			AGREED TO AND ACCEPTED:

EMPLOYEE			PREMIER EXHIBITIONS, INC.

By:	/s/ John A. Stone		By:	/s/ Christopher Davino

	Printed Name:	JOHN ARTHUR STONE		Printed Name:	CHRISTOPHER DAVINO

Dated: January 19, 2011			Dated: January 19, 2011

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EXHIBIT A
COVENANTS AGREEMENT
This COVENANTS AGREEMENT (the “Covenants Agreement”) is made as of the 19th day of January, 2011, between Premier Exhibitions, Inc. (the “Company”) and John Arthur Stone (“You” or “Your”) (collectively, the “Parties”).
For and in consideration of the Company’s promises in the Separation and Release Agreement (the “Separation and Release Agreement”) to which this Covenants Agreement is attached, and for and in consideration of the premises, as well as the obligations herein made and undertaken the sufficiency of which is acknowledged, You agree to the following terms:
1. Acknowledgments. You acknowledge that:
(a)	While an employee of the Company, You were in a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning Employees and Customers of the Company;

(b)	the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business; and

(c)	the restrictions contained in this Covenants Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living following the termination of Your employment with the Company.
2. Trade Secrets and Confidential Information.
(a)	You represent and warrant that You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Covenants Agreement or the Separation and Release Agreement.

(b)	You will not:
(i)	use, disclose, or reverse engineer any Trade Secrets or Confidential Information for any purpose except as authorized in writing by the Company; or

(ii)	(a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), or (b) destroy, delete, or alter any Trade Secrets or Confidential Information without the Company’s written consent.
(c)	The obligations under this Covenants Agreement shall:
(i)	with regard to the Trade Secrets, remain in effect for the longer of the Restricted Period or as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.
(d)	The confidentiality, property, and proprietary rights protections available in this Covenants Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

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3. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work as an employee or independent contractor for any other person or entity engaged in the Business.
4. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Covenants Agreement to persons and/or entities for which You work or consult as an owner, partner, joint venturer, employee or independent contractor.

[1]	Unless otherwise indicated, all capitalized terms used in this Covenants Agreement are defined in the “Definitions” section of Attachment A. Attachment A is incorporated by reference and is included in the definition of this “Covenants Agreement.”
5. Injunctive Relief. If You breach this Covenants Agreement, You agree that:
(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Covenants Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.
Nothing contained in this Covenants Agreement shall limit the Company’s right to any other remedies at law or in equity, including any rights in the Separation and Release Agreement to terminate any payments or benefits due You.
6. Attorneys’ Fees. In the event of litigation relating to this Covenants Agreement and/or the Separation and Release Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
7. Waiver. The Company’s failure to enforce any provision of this Covenants Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Covenants Agreement shall not act as a waiver of any other breach.
8. Modification; Severability. The provisions of this Covenants Agreement are capable of modification and severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, it shall be modified so it is valid, legal, and enforceable. If it is not capable of modification, such provision shall be severed and the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
9. Governing Law. The laws of the State of Georgia shall govern this Covenants Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

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10. No Strict Construction. If there is a dispute about the language of this Covenants Agreement, the fact that one Party drafted the Covenants Agreement shall not be used in its interpretation.
11. Entire Agreement. This Covenants Agreement, including Attachment A which is incorporated by reference, and the Separation and Release Agreement together constitute the entire agreement between the Parties concerning the subject matter thereof. This Covenants Agreement and the Separation and Release Agreement together supersede any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Covenants Agreement and the Separation and Release Agreement.
12. Amendments. This Covenants Agreement may not be amended or modified except in writing signed by both Parties.
13. Successors and Assigns. This Covenants Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Covenants Agreement. The covenants contained in this Covenants Agreement survive cessation of Your employment with the Company.
14. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Covenants Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
15. Affirmation. You acknowledge that You have carefully read this Covenants Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Covenants Agreement.
IN WITNESS WHEREOF, the Parties have signed this Covenants Agreement as of the date set forth above.

AGREED TO AND ACCEPTED:		AGREED TO AND ACCEPTED:

EMPLOYEE		PREMIER EXHIBITIONS, INC.

By:	/s/ John A. Stone	By:	/s/ Christopher Davino
	Printed Name: JOHN ARTHUR STONE		Printed Name: CHRISTOPHER DAVINO

Dated: January 19, 2011		Dated: January 19, 2011

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ATTACHMENT A
DEFINITIONS
A.	“Business” shall mean the business of developing, designing, and touring museum quality exhibitions for general access to the public for a fee.

B.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law (including, without limitation, the financial terms and other terms and conditions of any and all prior or currently pending license agreements, co-promotion agreements, leases, and other business arrangements with museums, other venues, local promoters, landlords and other parties for the exploitations of the Employer’s exhibition properties and other business), that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, and (iii) is not generally known to the Company’s competitors, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vii) information concerning the Company’s financial structure and performance and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C.	“Contact” means any interaction between You and a Customer which (i) took place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (ii) occurred during the last year of Your employment with the Company.

D.	“Customer” means any person or entity to which the Company has sold its products or services, or solicited to sell its products or services.

E.	“Employee” means any person who (i) was employed by the Company at the time Your employment with the Company ended, (ii) was employed by the Company during the last year of Your employment with the Company, or (iii) is employed by the Company during the Restricted Period.

G.	“Restricted Period” means the time period for twenty-four (24) months after Your employment with the Company ended.

H.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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